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              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of Avid Technology, Inc. for the registration of 717,003 shares of its common stock and to the incorporation by reference therein of our report dated April 21, 1994, with respect to the consolidated financial statements and schedules of Digidesign, Inc. referred to in both of the Avid Technology, Inc.'s Current Reports on Form 8-K dated January 6, 1995 and June 13, 1995, filed with the Securities and Exchange Commission.

                                          ERNST & YOUNG LLP

San Jose, California

May 20, 1996